FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1920, 1188 West Georgia Street

Vancouver, B.C.

V6E 4A2

Item 2.	Date of Material Change

September 8, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is September 8, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer acquires additional shares of Wealth Minerals Ltd. and grants stock options to an employee.

Item 5.	Full Description of Material Change

The Issuer reports that it has acquired an additional 2,380,953 common shares of Wealth Minerals Ltd. (“Wealth”), a public company headquartered in Vancouver B.C.

Wealth is an early stage mineral exploration company with approximately 40.37 million shares issued and listings on the TSX Venture and Frankfurt Stock Exchanges.  Wealth’s focus is the acquisition and exploration of prospective uranium and rare earth element properties, primarily in Argentina and Peru.  In addition to ongoing work programs on its existing properties, it continues to actively evaluate new potential uranium and rare earth element projects in these and other countries.

The shares were acquired at a price of CAD 0.60 per share upon the exercise of share purchase warrants issued to the Issuer as part of a private placement completed in October, 2009.  As a result of this acquisition, the Issuer now holds an aggregate of 5,031,306 common shares of Wealth, representing approximately 12.46% of the issued and outstanding common shares of Wealth.  The Issuer is not acting jointly or in concert with any other persons or companies in connection with such acquisition or the securities of Wealth control or direction over Wealth.  The Issuer will, however, review its holdings in Wealth from time to time, and may increase or decrease its position as future circumstances dictate.

Stock Options

The Issuer also wishes to announce that, pursuant to its 2002 Incentive Stock Option Plan, it has granted incentive stock options to an employee allowing them to purchase up to an aggregate of 100,000 common shares in the capital stock of the Issuer.  The options are exercisable at a price of CAD 1.28 for a period of two years ending September 8, 2012.

Cautionary Note Regarding Forward-Looking Statements

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements concerning the intentions of the Issuer with respect to its holdings of securities of Wealth, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market for, and pricing of, any mineral products the Issuer may produce or plan to produce, the Issuer’s inability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies and other risks and uncertainties disclosed in the Issuer’s Annual Information Form filed with the B.C., Alberta and Ontario Securities Commissions and the annual report on Form 40F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

September 13, 2010